Exhibit 4.4

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST
OF
123 SPROTT TRUST

THIS Certificate of Amendment to the Certificate of Trust of 123 SPROTT TRUST (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) pursuant to § 3810(b) of the Act.

1.	Name. The name of the statutory trust amended hereby is 123 SPROTT TRUST.

2.	Amendment to Certificate of Trust. The Trust’s Certificate of Trust is hereby amended by changing the name of the Trust to Sprott ESG Gold ETF.

3.	Effective Date. This Certificate of Amendment shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 5th day of April, 2021.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President